Exhibit 6.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 24, 2026, by and between [Purchaser] (the “Purchaser”) and Travis Trawick (the “Seller”).

WITNESSETH:

WHEREAS, the Seller is the beneficial owner of [Share Amount] shares of common stock, $0.0001 par value per share (the “Shares”), of FullPAC, Inc., a Nevada corporation (the “Company”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, at a price per share of $0.10 per Share, and upon and subject to additional terms and conditions set forth herein, the Shares.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements of the parties herein contained, the Seller and the Purchaser hereby agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated herein by reference and acknowledged as true and correct by the parties hereto.

2. Sale and Purchase of Shares; Registration.

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement and the satisfaction of the conditions set forth in Section 2.3, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, all right, title, and interest in and to the Shares, free and clear of all liens, claims, encumbrances, and restrictions. For the avoidance of doubt, once issued and sold, the Shares shall not be subject to any lock-up, leak-out or similar transfer restrictions.

2.2 Purchase Price. The aggregate purchase price for the Shares is $[Purchase Price] (the “Purchase Price”), payable by wire transfer in immediately available funds to a non-interest bearing account at Wilmington Trust, N.A. (the “Escrow Agent”), as designated on Schedule I attached hereto (the “Founder Share Escrow Account”).

2.3 Escrow Mechanics and Closing. The closing of the transaction contemplated hereby shall occur on the business day (the “Closing Date”) immediately following the date on which (a) the Founder Share Escrow Account has received an aggregate minimum of $266,666 in purchase funds from the Purchaser and other purchasers party to substantially similar Stock Purchase Agreements (the “Founder Share Funding Threshold”) and (b) the Private Placement Funding Threshold (as such term is defined in the concurrent Stock Purchase Agreement between the Purchaser and the Company) has been satisfied. On the Closing Date, the Escrow Agent shall release the Purchase Price to the Seller and Seller shall deliver to the Purchaser (i) certificates representing the Shares with duly endorsed medallion guaranteed stock powers in form and substance satisfactory to the Purchaser, and (ii) all other documents reasonably necessary to effect the transfer of the Shares to the Purchaser. If the Founder Share Funding Threshold or Private Placement Funding Threshold is not reached within thirty (30) days of the date of this Agreement (the “Termination Date”), the Escrow Agent shall return the Purchase Price to the Purchaser and this Agreement shall terminate without further liability to either party.

2.4 Registration Statement. The Seller shall cause the Company to use commercially reasonable best efforts to prepare and file a registration statement on Form S-1 (or other appropriate form if the Company is not then S-1 eligible) providing for the resale by the Purchaser of the Shares. The Seller shall cause the Company to use commercially reasonable best efforts to cause such registration statement to become effective as soon as reasonably practicable. The Seller further covenants and agrees that he shall cause the Company not to permit the Company’s common stock to commence trading on any national securities exchange until the registration statement providing for the resale of the Shares by the Purchaser has been declared effective by the Securities and Exchange Commission.

3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the closing date, as follows:

3.1 Ownership of Shares. The Seller has, and on the Closing Date will convey to the Purchaser, good and marketable title to the Shares, free and clear of any and all liens, pledges, charges, encumbrances, security interests, options, claims, equities, or restrictions of any kind whatsoever, and subject to no voting trusts, proxies, shareholders’ agreements, rights of first refusal, rights of first offer, preemptive rights, or any other agreements, arrangements, or restrictions with respect to the voting, transfer, or disposition of the Shares. The Seller has full right, power, and authority to sell, transfer, assign, and deliver the Shares to the Purchaser as contemplated by this Agreement and shall not encumber title to the Shares in any manner during the period prior to the Closing Date.

3.2 Authorization. The Seller has all requisite power, legal capacity and authority to enter into this Agreement and to assume and perform its obligations hereunder. This Agreement, when duly executed and delivered by the Seller, will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

3.3 Approvals and Consents. No action, approval, consent or authorization, including but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required as to the Seller in order to (i) constitute this Agreement as a valid, binding and enforceable obligation of the Seller in accordance with its terms, or (ii) consummate the transactions contemplated hereby, including the sale and transfer of the Shares to the Purchaser.

3.4 No Conflicts. The execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of applicable law, statute, rule, or regulation to which the Seller is subject, (ii) conflict with, result in a breach of, or constitute a default under any agreement, contract, or instrument to which the Seller is a party or by which the Seller or the Shares are bound, or (iii) require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental authority or third party, except as have been obtained or made.

3.5 Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the Seller’s knowledge, threatened against the Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or that relates to the Shares.

3.6 Brokers. No broker, finder, investment banker, or other intermediary is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

3.7 Tax Matters. The Seller has paid or will pay when due all taxes required to be paid in connection with the ownership and transfer of the Shares, and the transfer of the Shares to the Purchaser will not result in any tax liability to the Purchaser.

3.8 Accuracy of Information. All information provided by the Seller to the Purchaser in connection with this transaction is true, correct, and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

3.9 No General Solicitation. Neither the Seller nor any person acting on behalf of the Seller has offered or sold any of the Shares by any form of general solicitation or general advertising. The Seller has offered the Shares for sale only to the Purchaser and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

3.10 Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4 below, no registration under the Securities Act is required for the offer and sale of the Shares by the Seller to the Purchaser as contemplated hereby.

3.11 No Disqualification Events. The Seller is not participating in the offering hereunder, nor is any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Seller has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Seller has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchaser a copy of any disclosures provided thereunder, if applicable.

3.12. Other Covered Persons. The Seller is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the closing date, as follows:

4.1 Authorization. The Purchaser has all requisite power, legal capacity and authority to enter into this Agreement and to assume and perform its obligations hereunder. This Agreement, when duly executed and delivered by the Purchaser, will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

4.2 Approvals and Consents. No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required as to the Purchaser in order to constitute this Agreement as a valid, binding and enforceable obligation of the Purchaser in accordance with its terms.

4.3 Accredited Investor. The Purchaser is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Purchaser is able to bear the economic risk of an investment in the Shares.

4.4 Restricted Stock. The Purchaser represents that the Shares are being acquired for its own account, for investment and not with a view to the distribution thereof. The Purchaser understands that such Shares have not been registered under the Securities Act and may not be resold unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration under the Securities Act.

4.5 No General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.6 Legend. The Purchaser understands and agrees that the certificates for the Shares shall bear substantially the following legend until (a) such Shares shall have been registered under the Securities Act and effectively disposed of in accordance with a registration statement that has been declared effective or (b) in the opinion of counsel for the Company, such Shares may be sold without registration under the Securities Act, as well as any applicable “blue sky” or state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

5. General Provisions.

5.1 Entire Agreement; Amendment and Waiver. Except as set forth herein, no representations or warranties have been made to the Purchaser by the Seller, and in purchasing the Shares, the Purchaser is not relying upon any representations other then those specifically contained herein. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties hereto. Any failure by the Seller or the Purchaser to enforce any rights hereunder shall not be deemed a waiver of such rights.

5.2 Fairness of Purchase Price. The Purchaser and the Seller hereby acknowledge, as evidenced by their signatures hereto, that (a) the Purchase Price paid for the Shares is fair, equitable and valid; and (b) the Company’s ordinary shares are subject to market forces which will result in variances in the value thereof, which variances may be significant.

5.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws principles.

5.4 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Seller and the Purchaser and their respective heirs, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party hereto. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

5.5 Survival of Representations and Warranties. All representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement.

5.6 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument and shall bind all parties signing such counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

Travis Trawick

PURCHASER:

Signature Page to Stock Purchase Agreement

SCHEDULE I

[Wiring Instructions]